Exhibit 10.18
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (hereinafter “Agreement”) is made and entered into this 20th day of October, 2005, by and between FIRST OAK BROOK BANCSHARES, INC. (hereinafter “FOBB”), OAK BROOK BANK (hereinafter the “Bank”) and BRIAN C. ENGLAND (hereinafter “Employee”):
WHEREAS, Employee desires to receive severance pay in connection with his separation from employment by FOBB and the Bank; and
     WHEREAS, the parties hereto desire amicably to resolve all disputes, claims or issues between them arising out of or related to Employee’s employment by FOBB and the Bank and its termination;
     NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Resignation. Employee hereby resigns from his employment by FOBB and the Bank effective the date hereof.
2. Payments. As additional benefits and consideration beyond that to which Employee is otherwise entitled upon termination, the Bank agrees:
a.	To continue Employee’s current salary through the first to occur of (i) April 30, 2006 or (ii) the date on which Employee either becomes self-employed or becomes employed by a person other than FOBB or the Bank, subject to all deductions required by law. Employee further agrees that the amount payable pursuant to the immediately preceding sentence of this Paragraph 2 (a) shall be reduced by the amount of any unemployment compensation received by him pertaining to the period with respect to which he is entitled to receive payments pursuant to this Paragraph 2 (a ) and by the amounts, if any, payable by him to the Bank from time to time pursuant to Paragraph 10 of this Agreement.

b.	To continue to pay the Bank’s normal contribution toward monthly health insurance premiums for Employee through October 31, 2005, and thereafter to provide him the opportunity to continue his health insurance coverage at his expense, as required by and subject to the provisions of COBRA.
3. Stock Options; Restricted Stock Units. Pursuant to the FOBB Incentive Compensation Plan and the Stock Option Agreements between FOBB and Employee, all stock options which have been granted to Employee prior to the date hereof which have not vested shall terminate on the date hereof, and Employee shall have the right to exercise all of such stock options which have vested until the 90th day immediately succeeding the date hereof. Pursuant to the FOBB Incentive Compensation Plan and the Restricted Stock Unit Award Agreement between FOBB and the Employee, none of the restricted stock units which have been granted to Employee before the date hereof have vested and all of such restricted stock units shall terminate on the date hereof.

4. Non-Competition. This Agreement shall have no impact on the Agreement Regarding Confidentiality and Non-Solicitation of Customers and Employees between the Bank and Employee, which shall remain in full force and effect for the term set forth therein.
5. Transitional Employment Agreement. The Transitional Employment Agreement between FOBB and Employee is hereby terminated, effective the date hereof.
6. Purchase Note and Security Agreement. As a result of the termination of the employment of Employee, payment of all accrued unpaid principal and interest under the Purchase Note and Security Agreement between FOBB and Employee is due on the date hereof. FOBB is hereby authorized by Employee to retain such number of shares of FOBB common stock pledged by him to FOBB as collateral for such payment obligation as is necessary to satisfy such payment obligation, and within 10 days after the date hereof, FOBB shall deliver a stock certificate evidencing the balance of the shares pledged as collateral to Employee. For the purpose of this Paragraph 6, the stock shall be valued at $ 27.08 per share, its reported closing price on the Nasdaq Stock Market on October 19, 2005.
7. Medical Reimbursement Plan. No reimbursement or payment shall be made to or on behalf of Employee pursuant to the Exec-U-Care Medical Reimbursement Plan with respect to medical, hospital or other health care costs incurred by Employee or his dependants after 3:00 P.M. Central Daylight Time on the date hereof.
8. Discretionary Bonus/Incentive Program. Employee acknowledges that the deferred portions of the bonuses awarded to him by the Bank in January, 2003, 2004 and 2005 which have not heretofore be paid to him are forfeited by him in accordance with his letter agreements with the Bank with respect to such bonuses dated January 31 of each of 2003, 2004 and 2005.
9. Return of Property and Confidentiality. On or before November 30, 2005, Employee shall return the automobile provided to him by the Bank to the Bank at its headquarters office at 1400 Sixteenth Street in Oak Brook, Illinois in the condition in which it is in on the date hereof, ordinary wear and tear excepted. Until that date, Employee may continue to use such automobile, but shall be responsible for the costs of fuel and maintenance and Bank shall continue the insurance policy covering such automobile in full force and effect. On the date hereof, Employee shall return to the Bank all notes, reports, plans, books, unpublished memoranda or other documents or property which were created, developed, generated or received by Employee during his employment which are related to the business of the Bank or FOBB and which are confidential or proprietary in nature.
10. Credit Card. On the date hereof, Employee shall return the credit card provided to him by the Bank to the Bank. Subsequent to the date hereof, he shall be liable for the payment of all amounts heretofore or hereafter billed with respect to such credit card by the issuer of such credit card for which he has been reimbursed by the Bank but which he has not paid to such issuer and for the payment of all amounts hereafter billed with respect to such credit card by the issuer of such credit card other than expenses incurred prior to 3:00 P.M. Central Daylight Time on the date hereof in connection with the furtherance of the Bank’s business for which a written accounting in reasonable detail is submitted to the Bank and approved by its Controller or its Chief Financial

Officer. In the sole discretion of the Bank, amounts due to the Bank pursuant to this Paragraph 10 may be set off against amounts payable by the Bank pursuant to Paragraph 2 (a) of this Agreement.
11. Knowing and Voluntary. Employee acknowledges and agrees that:
a.	He is entering into this Agreement knowingly and voluntarily;

b.	He has read and understands this Agreement in its entirety;

c.	He has been advised and has had the opportunity to meet with the representatives of his choice including, without limitation, legal counsel before executing this Agreement;

d.	His execution of this Agreement has not in any way been forced or coerced by any employee or agent of FOBB or the Bank or any other person;

e.	He was provided the opportunity to take 21 calendar days after receipt of this Agreement to consider its terms before he executed it;

f.	The payments listed in Paragraph 2 of this Agreement constitute additional consideration to which he is entitled by virtue of this Agreement only; and

g.	If he breaches the Agreement by filing any legal action against either or both FOBB or the Bank contrary to any release set forth in Paragraph 12 of this Agreement, he is liable to them for damages, including without limitation the value of the compensation and benefits provided by the Bank in Paragraph 2 of this Agreement (the repayment of which shall not release him from his obligations under this Agreement) as well as the costs and reasonable attorneys’ fees incurred by either or both FOBB or the Bank in defending such action.
12. Release and Discharge.
a.	Employee agrees to fully release and discharge FOBB, the Bank and their respective officers, directors, employees, agents, subsidiaries, affiliates, related organizations, successors and assigns, from any and all causes of action, claims and demands of any kind whatsoever, regardless of source or nature, whether known or unknown, arising out of or in any way related to Employee’s employment or his separation from employment by FOBB and the Bank, from the beginning of time through the date of this Agreement.

b.	This release and discharge includes, but is not limited to, all claims and any obligations or causes of action which could have been raised under common law, including breach of express or implied contract, and any action arising in tort, including wrongful or retaliatory discharge, libel, slander, defamation or intentional infliction of emotional distress. It also includes without limitation any claims under any statute, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e, et seq.; the Civil Rights Acts of 1886 and 1871, 42 U.S.C. §1981, et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §621, et seq., as amended, including the Older Workers Benefit Protection Act; the Employees Retirement Income Security Act, 29 U.S.C. §1001, et seq., the Americans With Disabilities Act, 42 U.S.C. §12101, et seq., the Illinois Human Rights Act; and, any other federal, state or local law or ordinance relating to employment, benefits or pay. This release does not include any action for breach of this Agreement.

13. Confidentiality. The parties hereto agree to use their best efforts not to divulge any of the terms of this Agreement to any person or entity unless required by law.
14. Severability. The terms and provisions of this Agreement shall be deemed separable, so that if any term or provision is deemed to be invalid or unenforceable, such term or provision shall be deemed deleted or modified so as to be valid and enforceable to the full extent permitted by applicable law, to the extent consistent with the original intent of this Agreement.
15. Entire Agreement. The terms of this Agreement constitute the entire Agreement between FOBB, the Bank and Employee and supersede any prior agreement executed between either or both FOBB or the Bank and Employee to the extent the prior agreement is inconsistent with this Agreement.
16. Governing Law. This Agreement shall be construed in accordance with the law governing contracts made and to be performed in the State of Illinois.
17. Successors and Assigns. This Agreement shall inure to the benefit of and may be enforced by the parties to this Agreement as well as Employee’s executors, administrators, legatees, or any other successor in interest, and FOBB’s and the Bank’s respective successors and any assignee or transferee of or successor to all or substantially all of the business or assets of FOBB or the Bank. This Agreement may not be amended, in whole or in part, except in writing signed by Employee and authorized agents FOBB and the Bank.
18. Revocation. Employee shall have seven days from the date on which he signs below to revoke this Agreement, in which event this Agreement shall be unenforceable and null and void. Severance payments will not begin until after the seven day revocation period.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

FIRST OAK BROOK BANCSHARES, INC.

By:

Title:

OAK BROOK BANK

By:

Title:

Brian C. England